UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________
FORM 8-K
_______________________________________________________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024
_______________________________________________________________
Guidewire Software, Inc.
(Exact name of registrant as specified in its charter)
_______________________________________________________________

Delaware	001-35394	36-4468504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

970 Park Pl., Suite 200
San Mateo, CA 94403
(Address of principal executive offices, including zip code)

(650) 357-9100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	GWRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On December 2, 2024, Guidewire Software, Inc. (the “Company”) and certain of its subsidiaries entered into a revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”) and certain other financial institutions from time to time thereto (with the Administrative Agent, the “Lenders”). The Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount of $300.0 million (the “2025 Credit Facility”). At the Company’s discretion, it also allows for flexibility for an uncommitted upsize of the aggregate principal amount of the 2025 Credit Facility or the establishment of incremental term loan facilities, in each case, as further set forth in the Credit Agreement. As of December 5, 2024, there are no commitments by any Lenders for any such upsize or incremental term loan facility.
The 2025 Credit Facility offers U.S. Dollar-denominated loans with interest options based on either the bank’s base rate plus a margin of 0.25% to 1.25% or a term SOFR (as defined in the Credit Agreement) plus a margin of 1.25% to 2.25%. Alternative currency loans are available at respective rates plus a margin of 1.25% to 2.25%. Margins are determined by the Company’s total net leverage ratio at the time of borrowing. Additional fees include a commitment fee of 0.175% to 0.30% on unused commitments, a 0.125% letter of credit fronting fee, and other customary fees.
The Credit Agreement contains customary covenants, including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to merge and consolidate with other companies, dispose of assets, incur indebtedness, or grant liens or other security interests on assets, in each case, subject to certain customary exceptions. The financial covenants requires a minimum net cash interest coverage ratio of 3.00:1.00 and a maximum net leverage ratio of 3.75:1.00, with potential adjustments following material acquisitions.
The 2025 Credit Facility matures on December 2, 2029, but may mature earlier if certain conditions related to other indebtedness are not met. Events of default include non-payment, covenant violations, and insolvency, among others, allowing the Administrative Agent and Lenders to demand immediate repayment. Revolving loans may be prepaid, and revolving loan commitments may be permanently reduced by the Company in whole or in part, without penalty or premium.
The Company’s obligations are guaranteed by its material domestic subsidiaries and secured by substantially all assets of the Company and guarantors. The Administrative Agent and Lenders, along with their affiliates, may provide additional financial services to the Company.
The above description of the Credit Agreement is a summary and is not complete. A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Credit Agreement set forth in such exhibit.
Item 2.02     Results of Operations and Financial Condition.
On December 5, 2024, the Company issued a press release announcing unaudited financial results for the fiscal quarter ended October 31, 2024. A copy of the press release is attached as Exhibit 99.1.
In accordance with General Instruction B.2 on Form 8-K, certain of the information in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished under Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibits
10.1*
Credit Agreement, dated as of December 2, 2024, among Guidewire Software, Inc., as borrower, certain subsidiaries as guarantors, Bank of America, N.A., as administrative agent, and certain other lenders thereunder

99.1	Press release dated December 5, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*    Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish a copy of all omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	December 5, 2024	GUIDEWIRE SOFTWARE, INC.

		By:	/s/ JEFF COOPER
Jeff Cooper
Chief Financial Officer